As filed with the Securities and Exchange Commission on June 22, 2009
Registration Statement No. 333-151665

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 9
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Invesco Mortgage Capital Inc.
(Exact name of registrant as specified in its governing instruments)

1555 Peachtree Street, NE
Atlanta, Georgia 30309
(404) 892-0896
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey H. Kupor
c/o Invesco Institutional (N.A.), Inc.
1555 Peachtree Street, NE
Atlanta, Georgia 30309
(404) 892-0896
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel (212) 735-3574 Fax (917) 777-3574

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 9 to Registration Statement is solely to file exhibits to the Registration Statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$21,543
Financial Industry Regulatory Authority, Inc. filing fee	46,500
NYSE listing fee	150,000
Legal fees and expenses (including Blue Sky fees)	1,400,000
Accounting fees and expenses	150,000
Printing and engraving expenses	150,000
Transfer agent fees and expenses	2,500
Miscellaneous	20,000

Total	$1,940,543

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On June 16, 2008, Invesco Institutional (N.A.), Inc., our Manager, purchased 100 shares of our common stock for a purchase price of $1,000 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Simultaneously with the completion of the offering of our common stock pursuant to this registration statement, we will issue a number of shares of common stock to our Manager equal to 0.5% of the gross proceeds raised in the offering of our common stock pursuant to this registration statement, up to $1,250,000. The number of shares to be issued to our Manager will be determined by the “Public Offering Price” set forth on the cover of the prospectus forming a part of this registration statement. Based on the currently anticipated public offering price of $20.00 per share, this would result in the issuance of 100,000 shares of common stock to our Manager. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our Bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

Following completion of this offering, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our operating partnership’s partnership agreement provides that we, as general partner, through our wholly owned subsidiary, and our officers and directors are indemnified to the maximum extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (or the Securities Act), we have been informed that, in the opinion of the Securities and Exchange Commission, or the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
Number		Exhibit Description

1	.1†	Form of Underwriting Agreement among Invesco Mortgage Capital Inc., IAS Operating Partnership LP, Invesco Institutional (N.A.), Inc. and the underwriters named therein
3	.1(a)†	Form of Articles of Amendment and Restatement of Invesco Mortgage Capital Inc.
3	.1(b)†	Articles of Amendment of Invesco Mortgage Capital Inc.
3	.2†	Amended and Restated Bylaws of Invesco Mortgage Capital Inc.
4	.1†	Specimen Common Stock Certificate of Invesco Mortgage Capital Inc.
5	.1†	Opinion of Clifford Chance US LLP (including consent of such firm)
8	.1**	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10	.1†	Form of Private Placement Purchase Agreement between Invesco Mortgage Capital Inc. and Invesco Institutional (N.A.), Inc.
10	.2†	Form of Private Placement Purchase Agreement between IAS Operating Partnership L.P. and Invesco Investments (Bermuda) Ltd.
10	.3†	Form of Registration Rights Agreement among Invesco Mortgage Capital Inc. (formally known as Invesco Agency Securities Inc.), Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd.
10	.4†	Form of Management Agreement among Invesco Institutional (N.A.), Inc., Invesco Mortgage Capital Inc. and IAS Operating Partnership LP
10	.5†	Form of First Amended and Restated Agreement of Limited Partnership of IAS Operating Partnership LP
10	.6†	Equity Incentive Plan of Invesco Mortgage Capital Inc. (formally known as Invesco Agency Securities Inc.)
10	.7†	Form of Restricted Common Stock Award Agreement
10	.8†	Form of Stock Option Award Agreement
23	.1†	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23	.3†	Consent of Grant Thornton LLP
24	.1†	Power of Attorney of Richard J. King, G. Mark Armour, Karen Dunn Kelley and Donald R. Ramon
99	.1†	Consent of Independent Director Nominee James S. Balloun
99	.2†	Consent of Independent Director Nominee John S. Day
99	.3†	Consent of Independent Director Nominee Neil Williams

†	Filed previously.

*	To be filed by amendment.

**	Filed herewith.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on June 22, 2009.

Invesco Mortgage Capital Inc.

By:	/s/ Richard J. King
Richard J. King
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Richard J. King Richard J. King	President and Chief Executive Officer (principal executive officer)	June 22, 2009

By:	* Donald R. Ramon	Chief Financial Officer (principal financial and accounting officer)	June 22, 2009

By:	* G. Mark Armour	Director	June 22, 2009

By:	* Karen Dunn Kelley	Director	June 22, 2009

*By:	/s/ Richard J. King Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1†	Form of Underwriting Agreement among Invesco Mortgage Capital Inc., IAS Operating Partnership LP, Invesco Institutional (N.A.), Inc. and the underwriters named therein
3	.1(a)†	Form of Articles of Amendment and Restatement of Invesco Mortgage Capital Inc.
3	.1(b)†	Articles of Amendment of Invesco Mortgage Capital Inc.
3	.2†	Amended and Restated Bylaws of Invesco Mortgage Capital Inc.
4	.1†	Specimen Common Stock Certificate of Invesco Mortgage Capital Inc.
5	.1†	Opinion of Clifford Chance US LLP (including consent of such firm)
8	.1**	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10	.1†	Form of Private Placement Purchase Agreement between Invesco Mortgage Capital Inc. and Invesco Institutional (N.A.), Inc.
10	.2†	Form of Private Placement Purchase Agreement between IAS Operating Partnership L.P. and Invesco Investments (Bermuda) Ltd.
10	.3†	Form of Registration Rights Agreement among Invesco Mortgage Capital Inc., (formally known as Invesco Agency Securities Inc.) Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd.
10	.4†	Form of Management Agreement among Invesco Institutional (N.A.), Inc., Invesco Mortgage Capital Inc. and IAS Operating Partnership LP
10	.5†	Form of First Amended and Restated Agreement of Limited Partnership of IAS Operating Partnership LP
10	.6†	Equity Incentive Plan of Invesco Mortgage Capital Inc. (formally known as Invesco Agency Securities Inc.)
10	.7†	Form of Restricted Common Stock Award Agreement
10	.8†	Form of Stock Option Award Agreement
23	.1†	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23	.3†	Consent of Grant Thornton LLP
24	.1†	Power of Attorney of Richard J. King, G. Mark Armour, Karen Dunn Kelley and Donald R. Ramon
99	.1†	Consent of Independent Director Nominee James S. Balloun
99	.2†	Consent of Independent Director Nominee John S. Day
99	.3†	Consent of Independent Director Nominee Neil Williams

†	Filed previously.

*	To be filed by amendment.

**	Filed herewith.